Confidential

2 January 2008

Mr. Michael Medlock

-Present-

Dear Mr. Medlock,

RE: EMPLOYMENT LETTER

Further to our previous discussion, we (the “Company”) are pleased to offer you a position of Chief Executive Officer from 1 January 2008 on the following terms and conditions:

Remuneration

Your annual salary package will be HK$1,000,000 with the following payment schedule:

For the first 11 calendar months of each year, your monthly salary will be HK$80,000. For December each year, your salary will be HK$120,000.

In case of termination of employment during the year, your annual salary package for the year of termination will be calculated on a pro-rata basis with adjustment to be made in the payment of the last month.

Your salary package is subject to an annual review. All salaries are payable in arrears.

Working days & Working Hours	The official working hours are from 10:00 a.m. to 6 p.m. from Monday to Friday. As we are a public company in the US, you may be required to work during the day time of the US time zone.

Leave Entitlement	You will be entitled to 18 working days for your annual leave, with 12 days must be taken during the Chinese New Year Holiday and Christmas Holiday. Annual leave cannot be accumulated.

Profit sharing

You are entitled to the following profit sharing scheme:

a) If the annual after-tax profit of the group relating to sales of health products is below or equal to US$1,000,000, there will be no profit sharing.

b) If the annual after-tax profit of the group relating to sales of health products is above US$1,000,000 but below or equal to US$2,500,000, you are entitled to 3% of that portion above US$1,000,000.

c) If the annual after-tax profit of the group relating to sales of health products is above US$2,500,000, you are entitled to 4% of that portion above US$2,500,000 PLUS the sharing under (b) above.

Mr. Michael Medlock

2 January 2008

Travelling allowance	2 round-trip business class tickets (HK-Germany) for yourself and 1 round-trip economy class ticket (HK-Germany) for each of your 3 immediate family members.

Other allowance and benefit	Housing allowance of HK$10,000 per month, medical insurance and mandatory provident fund.

Notice of Termination	Three month’s notice or three month salary in lieu of notice is required by either side

You will be expected to maintain secrecy in respect of the affairs of the Company both during and after your working relationship with the Company. As your involvement may include contacting, negotiating, reviewing and documenting the confidential information of our Company, you must keep them confidential and must not disclose to any third party during and after you terminate your employment with us. You will be required at all times to comply with the Company’s policies and procedures, which may be revised from time to time in accordance with requirements.

To signify your acceptance of the position now offered under the terms and conditions listed above and, we shall be pleased if you will sign and return the duplicate copy of this letter to us.

Your employment under this offer of Employment should be interpreted in accordance with Hong Kong Law.

Yours truly,

For and on behalf of

Melo Biotechnology Holdings Inc.

Accepted by:

Director

Michael Medlock